Room 4561

						January 10, 2006


Mr. Jack Noonan
President and Chief Executive Officer
SPSS, Inc.
233 S. Wacker Drive
Chicago, IL  60606

Re:	SPSS, Inc.
	Form 10-K for the Fiscal Year Ended December 31, 2004
	Filed March 16, 2005
	File No. 000-22194

Dear Mr. Noonan:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

Sincerely,



      Kathleen Collins
							Accounting Branch Chief
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Mr. Jack Noonan
SPSS, Inc.
December 13, 2005
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